UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2006

Commission File Number: 0-17821

ALLION HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2962027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY 11747

(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 547-6520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01 Entry into a Material Definitive Agreement

On April 6, 2006, Allion Healthcare, Inc. announced that it had completed the acquisition of certain assets of the HIV business of H&H Drug Stores, Inc., a Glendale, California based pharmacy doing business as Western Drug, for total consideration of $4.6 million in cash. Medicine Made Easy, a California corporation and wholly-owned subsidiary of Allion Healthcare Inc., a Delaware corporation, entered into an Asset Purchase Agreement with H&H Drug Stores, and contemporaneously closed under the Asset Purchase Agreement, thereby acquiring all of H&H Drug Stores’ right, title and interest in and to its customer list for its HIV business, all other information, including without limitation names, addresses, referring physicians, documents, prescription files, other files and records, and goodwill, in each case relating or pertaining only to the customers listed on the customer list, and inventory of the HIV business, all in accordance with the terms of the Asset Purchase Agreement. Medicine Made Easy acquired none of H&H Drug Stores’ liabilities. The terms of the Asset Purchase Agreement are summarized in Item 2.01 below.

The summaries of the agreements entered into in connection with the acquisition of certain assets of the HIV business of H&H Drug Stores, set forth in this report on Form 8-K, are qualified in their entirety by reference to the Asset Purchase Agreement that is attached as an exhibit to this Form 8-K.

Item 2.01 Completion of an Acquisition or Disposition of Assets

On April 6, 2006, in accordance with the terms of the Asset Purchase Agreement discussed in Item 1.01 above, Medicine Made Easy acquired certain assets of the HIV business of H&H Drug Stores for a total purchase price of $4.6 million, payable as follows:

•	$3.68 million paid at the closing; and

•	$230,000 paid on each of May 6, 2006, June 6, 2006, July 6, 2006 and August 6, 2006, subject to H&H Drug stores providing certain transitional services to Medicine Made Easy relating to the acquired assets.

In addition, Medicine Made Easy agreed to pay to H&H Drug Stores an amount equal to H&H Drug Stores’ wholesale acquisition cost for inventory of the HIV business acquired by Medicine Made Easy.

The Asset Purchase Agreement contains customary representations and warranties from Medicine Made Easy, and H&H Drug Stores and its shareholders, including representations and warranties about H&H Drug Stores’ business, assets, operations, and liabilities. The Asset Purchase Agreement also includes indemnifications by Medicine Made Easy, and H&H Drug Stores and its shareholders, for losses resulting from breaches or misrepresentations under the Asset Purchase Agreement. H&H Drug Stores and its shareholders agreed to indemnify Medicine Made Easy for losses incurred by Medicine Made Easy arising from the operation of H&H Drug Stores’ business prior to the closing date, noncompliance with bulk sales and similar laws, and liabilities arising as a result of the acquisition. Medicine Made Easy agreed to indemnify H&H Drug Stores for losses resulting from ownership of the acquired assets from and after the closing date.

Under the Asset Purchase Agreement, H&H Drug Stores and its shareholders, and beneficiaries of its shareholders, agreed not to compete or interfere with Medicine Made Easy’s HIV business for a period of five years.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Asset Purchase Agreement by and among Medicine Made Easy, H&H Drug Stores, Inc., Hagop Youredjian and Zarig Youredjian, individually and as trustees of The Youredjian Family Trust, and H&H Drug Stores, Inc. Employee Stock Ownership Trust dated as of April 6, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 10, 2006

Allion Healthcare, Inc.

By:	/s/ James G. Spencer
James G. Spencer Chief Financial Officer, Secretary and Treasurer